UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)


                          Magellan Health Services Inc.
     ----------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
     ----------------------------------------------------------------------
                           (Title Class of Securities)

                                    559079207
     ----------------------------------------------------------------------
                                 (CUSIP Number)

                           HealthCor Management, L.P.
                               Carnegie Hall Tower
                        152 West 57th Street, 47th Floor
                            New York, New York 10019
                        Attention: Mr. Steven J. Musumeci
                                 (212) 622-7888

                                 With a Copy to:
                                 Marc Weingarten
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 756-2280
     ----------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 4, 2008
     ----------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or
240.13d-1(g), check the following box.    [X]

CUSIP NO. 559079207               13D/A                       Page 2 of 13 Pages

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
           HealthCor Management, L.P.
           20-2893581
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                     (a) [x]
                                     (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS
           WC
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      8     SHARED VOTING POWER
    OWNED BY              3,200,000
     EACH           ------------------------------------------------------------
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
                          3,200,000
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           3,200,000
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*   [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           7.91%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------

CUSIP NO. 559079207               13D/A                       Page 3 of 13 Pages

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
           HealthCor Associates, LLC
           20-2891849
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) [x]
                                     (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*
           AF
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      8     SHARED VOTING POWER
    OWNED BY              3,200,000
     EACH           ------------------------------------------------------------
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
                          3,200,000
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           3,200,000
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*   [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           7.91%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           OO- limited liability company
--------------------------------------------------------------------------------

CUSIP NO. 559079207               13D/A                       Page 4 of 13 Pages


--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
           HealthCor Offshore, Ltd.
           N/A
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                     (a) [x]
                                     (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      8     SHARED VOTING POWER
    OWNED BY              2,159,513
     EACH           ------------------------------------------------------------
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
                          2,159,513
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,159,513
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*   [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           5.34%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           OO-limited company
--------------------------------------------------------------------------------

CUSIP NO. 559079207               13D/A                       Page 5 of 13 Pages


--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
           HealthCor Hybrid Offshore, Ltd.
           N/A
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                     (a) [x]
                                     (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      8     SHARED VOTING POWER
    OWNED BY              402,898
     EACH           ------------------------------------------------------------
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
                          402,898
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           402,898
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*   [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.0%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           OO-limited company
--------------------------------------------------------------------------------

CUSIP NO. 559079207               13D/A                       Page 6 of 13 Pages


--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
           HealthCor Group, LLC
           51-0551771
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                     (a) [x]
                                     (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      8     SHARED VOTING POWER
    OWNED BY              637,589
     EACH           ------------------------------------------------------------
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
                          637,589
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           637,589
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*   [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.58%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           OO-limited liability company
--------------------------------------------------------------------------------

CUSIP NO. 559079207               13D/A                       Page 7 of 13 Pages


--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
           HealthCor Capital, L.P.
           51-0551770
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                     (a) [x]
                                     (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      8     SHARED VOTING POWER
    OWNED BY              637,589
     EACH           ------------------------------------------------------------
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
                          637,589
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           637,589
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*   [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.58%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------

CUSIP NO. 559079207               13D/A                       Page 8 of 13 Pages


--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
           HealthCor L.P.
           20-3240266
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                     (a) [x]
                                     (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      8     SHARED VOTING POWER
    OWNED BY              637,589
     EACH           ------------------------------------------------------------
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
                          637,589
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           637,589
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*   [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.58%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------

CUSIP NO. 559079207               13D/A                       Page 9 of 13 Pages


--------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
           Arthur Cohen
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) [x]
                                     (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*
           AF
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      8     SHARED VOTING POWER
    OWNED BY              3,200,000
     EACH           ------------------------------------------------------------
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
                          3,200,000
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           3,200,000
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*   [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           7.91%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           IN
--------------------------------------------------------------------------------

CUSIP NO. 559079207              13D/A                       Page 10 of 13 Pages


--------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
           Joseph Healey
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) [x]
                                     (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*
           AF
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      8     SHARED VOTING POWER
    OWNED BY              3,200,000
     EACH           ------------------------------------------------------------
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
                          3,200,000
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           3,200,000
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*   [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           7.91%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           IN
--------------------------------------------------------------------------------

CUSIP NO. 559079207              13D/A                       Page 11 of 13 Pages


     The Schedule 13D filed by the Reporting Persons on March 17, 2008 relating to the shares ("Shares") of common stock, $0.01 par value, of Magellan Health Services Inc. is hereby amended as set forth below by this Amendment No. 1 to the Schedule 13D.

ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Item 3 of the Schedule 13D is hereby amended as follows:

     The total amount HealthCor has paid for the 3,200,000 Shares reported herein is approximately $126,674,048.31. The Shares were paid for by cash provided by the HealthCor Funds that are managed by HealthCor Management, L.P. Such cash consists of capital contributions from investors in the HealthCor Funds and the capital appreciation thereon.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER

Subsections (a) and (c) of Item 5 of the Schedule 13D are hereby amended as follows:

     (a) As of November 4, 2008, the Reporting Persons beneficially owned in the aggregate 3,200,000 Shares which represents approximately 7.91% of the Issuer's Common Stock outstanding.

     The aggregate percentage beneficially owned by the Reporting Persons is based upon 40,453,168 Shares of the Issuer issued and outstanding as of September 30, 2007, as reported in the Issuer's 10-Q filed for the quarterly period ended September 30, 2008.

     (c) The following transactions in the Shares were effected by the Reporting Persons during the past 60 days, each of which was effected in open market transactions.

HealthCor, L.P.

      Trade     Shares              Price per
      Date      Purchased(Sold)      Share

10/31/2008                1,043     $34.10

10/31/2008               28,859      36.03

11/04/2008               10,072      34.67

CUSIP NO. 559079207              13D/A                       Page 12 of 13 Pages


HealthCor Offshore, Ltd.

      Trade     Shares              Price per
      Date      Purchased(Sold)     Share

10/31/2008                3,535     $34.10

10/31/2008               97,757      36.03

11/04/2008               33,616      34.67


HealthCor Hybrid Offshore, Ltd.

      Trade     Shares              Price per
      Date      Purchased(Sold)     Share

10/31/2008                  657     $34.10

10/31/2008               18,149      36.03

11/04/2008                6,312      34.67

CUSIP NO. 559079207              13D/A                       Page 13 of 13 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 6, 2008

    HEALTHCOR MANAGEMENT, L.P., FOR ITSELF    HEALTHCOR ASSOCIATES, LLC
    AND AS MANAGER ON BEHALF OF (I) HEALTHCOR
    OFFSHORE, LTD. AND (II) HEALTHCOR HYBRID
    OFFSHORE, LTD.                            By: /s/ Steven J. Musumeci
                                                  ------------------------------
By: HealthCor Associates, LLC, its general    Name: Steven J. Musumeci
    partner                                   Title: Chief Operating Officer

    By: /s/ Steven J. Musumeci
        ------------------------------
        Name: Steven J. Musumeci              HEALTHCOR GROUP, LLC
        Title: Chief Operating Officer
                                              By:/s/ Steven J. Musumeci
                                                 -------------------------------
    HEALTHCOR CAPITAL, L.P., FOR ITSELF AND      Name: Steven J. Musumeci
    AS GENERAL PARTNER ON BEHALF OF              Title: Chief Operating Officer
    HEALTHCOR, L.P.

By: HealthCor Group, LLC, its general         /s/ Joseph Healey
    partner                                   ----------------------------------
                                              JOSEPH HEALEY, Individually

    By: /s/ Steven J. Musumeci
        ------------------------------        /s/ Arthur Cohen
        Name: Steven J. Musumeci              ----------------------------------
        Title: Chief Operating Officer        ARTHUR COHEN, Individually